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                                                                    EXHIBIT 12.1

                          U.S. BANCORP AND SUBSIDIARIES
                      COMPUTATION OF RATIOS OF CONSOLIDATED
                            EARNINGS TO FIXED CHARGES


                                                                       First Quarter
                                                                       Ended March 31,
                                                                            1996
                                                                       --------------
Considering Interest on Deposits as an Operating Expense               (In Thousands)
- --------------------------------------------------------

Net income                                                               $ 112,914
Income taxes                                                                62,533
                                                                         ---------
  Earnings before income taxes and accounting changes                      175,447
                                                                         ---------
Add fixed charges
  Interest on borrowed funds                                                61,938
  Interest income from federal funds sold (A)                               (1,988)
  Interest component of leases (B)                                           4,028
                                                                         ---------
Total fixed charges                                                         63,978
                                                                         ---------
Earnings before income taxes, accounting changes and fixed charges       $ 239,425
                                                                         =========

Ratio of earnings to total fixed charges                                      3.74 x
                                                                         =========

Considering Interest on Deposits as Fixed Charges
- -------------------------------------------------
Fixed charges as shown above                                             $  63,978
Interest on deposits                                                       189,812
                                                                         ---------
Total fixed charges                                                        253,790

Add earnings before income taxes and accounting changes                    175,447
                                                                         ---------
Earnings before income taxes, accounting changes and fixed charges       $ 429,237
                                                                         =========

Ratio of earnings to total fixed charges                                      1.69 x
                                                                         =========
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(A)     Approximates interest expense related to federal funds purchased transactions for purposes other than the funding of banking subsidiaries' operations.

(B) Interest component of leases includes imputed interest on capitalized leases and approximately one-third of rental expense, which approximates the interest component of operating leases.


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